99.5

   ECSI Announces Appointment of New VP & General Manager for Latin American
                                   Operations

CLIFTON, N.J., Oct. 4, 2004, - ECSI International, Inc., a division of Electronic Control Security Inc. (OTC BB:EKCS.OB), a global leader in perimeter security systems, today announced the appointment of Hamid Kaber as VP and General Manager for ECSI Latin America.

Arthur Barchenko, President and CEO of ECSI, said, "Mr. Kaber has more than thirty years experience in the electronic security field and will be responsible for expanding and solidifying ECSI's presence in the region by providing marketing, sales, logistical and engineering support to our field operations. He is a seasoned security professional who understands the industry and the needs of the clients.

"ECSI has been developing a number of major recurring revenue projects during the past few years in Columbia, El Salvador, Guatemala, Panama and Costa Rica through our local sales representatives. Mr. Kaber will now support their efforts locally and spearhead the goal to develop solid, long term business relationships with our clients in Latin America."

About ECSI

ECSI is recognized as a global leader in perimeter security and an effective quality provider for both the Department of Defense and Homeland Security programs. The company designs, manufactures and markets physical electronic security systems for high profile, high-threat environments. The employment of risk assessment and analysis allows ECSI to determine and address the security needs of government and commercial-industrial installations. The company has teaming agreements with ManTech International Co., ADT Federal Systems, ARINC Inc., SRH Marine, Horne Engineering Services, Inc. and other industry leaders. ECSI's corporate office is located at 790 Bloomfield Avenue, Bldg. C-1, Clifton, NJ 07012. Tel: 973-574-8555; Fax: 973-574-8562; or visit www.anti-terrorism.com.

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Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied as the result of a variety of factors, of which a number could be potentially beyond the Company's control. The Company's actual results and events will be expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-reaching statements contained herein are made only as of the date of this press release and the Company assumes or undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
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For ECSI IR contact:
John Lipman
Lipman Capital Group Inc.
212-755-3181
jlipman@lipmangrp.com